UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 1, 2016
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
222 South Mill Avenue, 8th Floor
Tempe, AZ 85281
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
On July 1, 2016, Limelight Networks, Inc. (the “Company”) issued a press release announcing today that the Massachusetts District Court has entered final judgment in the Akamai Technologies, Inc. et al. v. Limelight Networks case. The District Court reduced the total damages payable by the Company in this case to approximately $51 million, which is significantly less than the previously disclosed upper-end of range of loss of $63 million. As a result, the Company will regain access to approximately $12 million of the $63 million currently held in a letter of credit supporting the damages award.
The Company will take a charge in second quarter 2016 for the full amount of $51 million.
“Since August of 2015, we have allocated precious resources to eliminate the possibility of a permanent injunction and address our belief that the ultimate damages payable would be considerably less than the amounts requested in this case. The final judgment in this case, which removes the possibility of a permanent injunction, validates our effort and represents an important milestone as it brings this long-standing dispute a step closer to finality,” said Robert Lento, chief executive officer of Limelight. “We participate in an attractive industry and remain focused on improving Limelight’s operational and financial performance and are thankful for the continuing support of our customers, employees and shareholders.”
The Company will release second quarter results on July 27, 2016.
A copy of the press release is furnished as Exhibit 99.1 herewith.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description
99.1	Limelight Networks, Inc. Press Release dated July 1, 2016 (furnished herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: July 1, 2016	By:	/s/ Michael DiSanto
Michael DiSanto SVP, Chief Administrative and Legal Officer & Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Limelight Networks, Inc. Press Release dated July 1, 2016 (furnished herewith).